Exhibit 99.1

ALTEVA ANNOUNCES APPOINTMENT OF INTERIM CEO

Appoints Board Member Brian J. Kelley

PHILADELPHIA, PA — May 7, 2014 — Alteva, Inc. (“Alteva” or the “Company”) (NYSE MKT: ALTV), a premier provider of hosted Unified-Communications-as-a-Service, (“UCaaS”),  announced today that its Board of Directors has appointed board member Brian J. Kelley as its Interim Chief Executive Officer (CEO), effective immediately. The Special Committee of the Board is in the process of conducting a search for a permanent CEO.

Mr. Kelley joined Alteva’s Board in November 2013.  He is the Chief Executive Officer of Four Winds Advisors LLC, focused on advising technology focused clients on restructuring, turnaround and business development. Prior to establishing Four Winds, Mr. Kelley served as CEO, snom Technology, Inc., Woburn, Massachusetts, a leading global provider in designing, manufacturing and marketing VoIP communications equipment. From 2008 to 2012, Mr. Kelley served on the Board of Directors of Tii Network Technologies, Inc., in Edgewood, New York, serving as Board Chairman beginning in 2010, and President and CEO beginning in 2011. Previously, Mr. Kelley was the President of TAMCO Technology, Tampa, Florida, a financial solutions-focused business management and development company, focusing on telecommunications asset management and financing solutions; was the President and Chief Executive Officer of Cognitronics Corporation, Danbury, Connecticut, a company that provided central-office communications technology hardware and software solutions. Mr. Kelley also held senior management positions with TIE Communications, Inc., Seymour, Connecticut, a publicly-traded diversified telecommunications services company. Mr. Kelley holds a Bachelor of Arts degree in Economics from the University of New Hampshire and a Masters in Business Administration degree from the University of Connecticut.

As Interim Chief Executive Officer, Mr. Kelley will work with Alteva’s management team and the other members of the Board to facilitate an orderly leadership transition. Mr. Kelley will remain on Alteva’s Board, but will no longer serve on its Audit or Compensation Committees. Board member Douglas Benedict will replace Mr. Kelley as the chair of the Compensation Committee.

About Alteva

Alteva (NYSE MKT:  ALTV) is a premier provider of hosted Unified-Communications-as-a-Service (“UCaaS”) that significantly enhances business productivity and efficiency.   Alteva’s UCaaS solution integrates and optimizes best-in-class cloud-based technologies and business applications to deliver a comprehensive voice, video and collaboration service for the office and mobile workforce.  Alteva is committed to delivering meaningful value to our customers through a consistent, high quality and unified user experience across multiple devices, platforms and operating systems.  These attributes have positioned Alteva as a leading hosted communications provider and the partner of choice for a growing number of business customers nationwide and internationally.  To learn more about Alteva, please visit www.alteva.com.  You can also follow Alteva on Twitter @AltevaInc or LinkedIn.

Investor Contact:

Office of Shareholder Relations shareholderrelations@alteva.com